Exhibit 99.1

For:	Immediate Release	Contacts:	Larry Lentych
	February 19, 2007		1st Source Corporation
574-235-2000

Wayne Welter
First National Bank, Valparaiso
219-462-4161

1ST SOURCE AND FIRST NATIONAL BANK, VALPARAISO
ANNOUNCE AGREEMENT TO MERGE

South Bend, IN -- 1st Source Corporation, the holding company of 1st Source Bank (NASDAQ: SRCE), and FINA Bancorp, Inc. jointly announced on February 19, 2007 that they have entered into a definitive merger agreement in which 1st Source, headquartered in South Bend, Indiana, will acquire FINA in exchange for cash and stock. FINA, headquartered in Valparaiso, Indiana operates First National Bank, Valparaiso, a full service bank with approximately $600.0 million in assets, 26 banking facilities located in Porter, LaPorte and Starke County, Indiana, and a full complement of personal and business banking, as well as trust and asset management services.
According to Wayne Welter, Chief Executive Officer of First National Bank, Valparaiso, “It is important to us that 1st Source is motivated to strengthen its presence in our market and not in just acquiring additional banking assets. This translates into a stronger commitment to our communities and to our employees. 1st Source will make Valparaiso its regional headquarters which means more investment and more key jobs will be retained here. This means a lot to us. We are confident that the commitment of 1st Source to its customers and communities provides a solid foundation for the future.”
Christopher J. Murphy III, Chairman of 1st Source Corporation, commented, “This is a wonderful opportunity to join two very strong local banks with similar values, history and legacies. First National Bank, Valparaiso is located in the fastest growing area of our 1st Source retail market, and it’s a natural fit for us. Our products and services are similar, and we both believe in being involved and giving back to the communities we serve.”

Murphy continued, “At 1st Source, we pride ourselves on our comprehensive product line and personal attention. Our highest priority is the satisfaction of our new clients and welcoming our new colleagues into the 1st Source family. Rest assured, we’ll work very hard to minimize disruptions and provide an excellent client experience. We are excited about the opportunities and challenges ahead as we work together to grow a very important area of our market.”
The merger, approved by the directors of both companies, is valued at approximately $135 million, or $3,206.57 per FINA share. The price represents approximately 196% of book value and 41.5 times 2006 earnings before securities losses. 1st Source will pay a minimum of 40% and a maximum of 42% of the purchase price in shares of 1st Source common stock, and the remainder of the purchase price will be paid in cash. The precise exchange ratio will be established at closing based on 1st Source’s stock price prior to the completion of the merger. FINA shareholders will be able to choose whether to receive 1st Source common stock or cash pursuant to election procedures described in the definitive agreement, subject to 1st Source’s ability to reallocate elections on a proportionate basis. The merger is expected to be completed in second quarter of 2007.
1st Source Corporation is the largest locally controlled financial institution headquartered in the Northern Indiana-Southwestern Michigan area with $3.81 billion in assets. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with innovative products and highly personalized services.
1st Source’s principal subsidiary, 1st Source Bank, has 67 banking centers in 16 counties in Indiana and Michigan. It also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft; automobiles and light trucks for leasing and rental agencies; heavy and medium duty trucks; construction equipment; and environmental equipment. With a history dating back to 1863, 1st Source has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the NASDAQ Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src."

Except for historical information contained herein, the matters discussed in this document, and other information contained in 1st Source’s SEC filings, may express “forward-looking statements.” Those “forward-looking statements” may involve risk and uncertainties, including statements concerning future events, performance and assumptions and other statements that are other than statements of historical facts. 1st Source wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Readers are advised that various factors — including, but not limited to, changes in laws, regulations or generally accepted accounting principles; 1st Source’s competitive position within the markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; any unforeseen downturns in the local, regional or national economies — could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected.
1st Source does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of unanticipated events or circumstances after the date of such statements.

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